Exhibit 99.1

For Release:	January 25, 2005
Media Contact:	Bethany Sherman, NASDAQ
212.401.8714
Investor Contact:	Vincent Palmiere, NASDAQ
212.401.8742
Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212.838.3777

NASDAQ ANNOUNCES PRELIMINARY FOURTH QUARTER AND 2004 RESULTS

- Targeted 2005 Earnings Growth to be Driven by Improved Operating Efficiencies -

New York, N.Y.—The NASDAQ Stock Market, Inc. (NASDAQ®; OTCBB: NDAQ), announced today its preliminary results for the fourth quarter and full year 2004.

Based upon preliminary, unaudited information, NASDAQ expects net income for the fourth quarter 2004 to be in the range of $5 million to $9 million. Net income for the full year 2004 is expected to be in the range of $9 million to $13 million.

Net (loss) income available to common stockholders for the fourth quarter 2004 is expected to be in the range of ($1) million to a profit of $3 million. Full year net (loss) income available to common stockholders is expected to be in the range of ($4) million to breakeven. The net (loss) income per share on a basic and diluted basis is expected to be in the range of ($0.01) to a profit of $0.04 for the fourth quarter and in the range of ($0.05) to $0.00 for the full year.

Gross margin (revenues less cost of revenues) for the fourth quarter is expected to be in the range of $120 million to $123 million. Gross margin for the full year 2004 is expected to be in the range of $483 million to $486 million.

Total expenses are expected to be in the range of $120 million to $123 million for the fourth quarter and $475 million to $478 million for the full year 2004.

Included in both the 2004 fourth quarter and full year results are the following:

•	A one-time non-cash charge to retained earnings of approximately $4 million associated with the exchange of all of NASDAQ’s outstanding shares of Series A Cumulative Preferred Stock for newly issued shares of Series C Cumulative Preferred Stock.

•	Pre-tax charges in total expenses of approximately $26 million in the fourth quarter and approximately $63 million for the full year associated with NASDAQ’s continuing efforts to improve efficiencies and reduce operating expenses.

•	A pre-tax gain in discontinued operations of approximately $15 million related to the release of a reserve for potential claims established in December 2003 in conjunction with the transfer of NASDAQ’s ownership of NASDAQ Europe.

The items listed above in total are estimated to reduce earnings per share by $0.13 for the fourth quarter and $0.41 for the full year 2004.

These preliminary results are subject to an annual audit. Following the completion of the audit NASDAQ will announce final audited results.

Outlook for 2005

For 2005, NASDAQ expects net income to be in the range of $35 million to $42 million for the year, or approximately $0.35 to $0.43 per common share. Additionally, gross margin is projected to be approximately $480 million to $490 million. Total expenses are projected to decline to a range of $415 million to $425 million. Similar benefits are expected in future periods, with total expenses anticipated to decline 10% to 12% annually for the subsequent two years.

Included in the 2005 projections are approximately $22 million to $25 million of pre-tax charges associated with NASDAQ’s continuing efforts to improve efficiencies and reduce operating expenses. These charges include:

•	Approximately $12 million to $13 million in depreciation associated with NASDAQ’s decision to migrate to less expensive technology operating platforms

•	Approximately $8 million to $9 million in depreciation and non-cash charges related to NASDAQ’s plans to exit certain real estate facilities

•	Approximately $2 million to $3 million in severance expenses associated with NASDAQ’s plans for work force reductions.

The items listed above are expected to reduce earnings per share in the range of $0.17 to $0.19.

NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,271 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom at www.nasdaq.com/newsroom.

Cautionary Note Regarding Forward-Looking Statements

Statements about future results made in this release, including the projections, constitute forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The Nasdaq Stock Market, Inc. (the “Company”) cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such forward-looking statements include projections, which have not been reviewed by independent auditors of the Company. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the control of the Company. These factors include, but are not limited to, the Company’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). In addition, these statements are based on a number of assumptions that are subject to change. For example, these projections assume that Regulation NMS, which is a proposal currently before the SEC, would, if adopted, not have a material impact on the Company. We cannot say with certainty what, if any, rule the SEC will eventually adopt in this area, and accordingly, cannot predict with certainty the ultimate impact Regulation NMS will have on the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct. We undertake no obligation to release any revisions to any forward-looking statements.

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